                                                           Exhibit 2.5



154 Contract of sale for New York office,                 Distribution by Julius
commercial and multi-family                                       Blumberg, Inc.
residential premises.                                                  NYC 10013

Prepared by the Real Property Committee of the Association of the Bar of the City of New York.

   NOTE: This form is intended to cover matters common to most transactions.
               Provisions should be added, altered or deleted to
              suit the circumstances of a particular transaction.

  Contract of Sale -- Office, Commercial and Multi-Family Residential Premises

                               Table of Contents

Section 1.  Sale of premises and acceptable title

Section 2. Purchase price, acceptable funds, existing mortgages, purchase money mortgage, escrow of downpayment and foreign persons

Section 3.  The closing

Section 4.  Representations and warranties of seller

Section 5.  Acknowledgements of purchaser

Section 6.  Seller's obligations as to leases

Section 7.  Responsibility for violations

Section 8.  Destruction, damage or condemnation

Section 9.  Covenants of seller

Section 10. Seller's closing obligations

Section 11. Purchaser's closing obligations

Section 12. Apportionments

Section 13. Objections to title, failure of seller or purchaser to perform and vendee's lien

Section 14. Broker

Section 15. Notices

Section 16. Limitations on survival of representations, warranties, covenants and other obligations

Section 17. Gains tax and miscellaneous provisions

Signatures and receipt by escrowee

Schedule A. Description of premises (to be attached)

Schedule B. Permitted exceptions

Schedule C. Purchase price

Schedule D. Miscellaneous

Schedule E. Rent schedule (to be attached)

            CONTRACT dated March 25, 1998 between

            Nassau Street Partners, a New York limited partnership, having offices c/o Murray Hill Property Management, Inc., 440 Ninth Avenue
            - Penthouse, New York, New York 10001

("Seller") and

            SL Green Operating Partnership, L.P., a Delaware limited partnership, having an address c/o SL Green Realty Corp., 70 West 36th Street, New York, New York 10018

("Purchaser").

            Seller and Purchaser hereby covenant and agree as follows:

Section 1. Sale of Premises and Acceptable Title

      ss.1.01. Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, at the price and upon the terms and conditions set forth in this contract: (a) the parcel of land more particularly described in Schedule A attached hereto ("Land") [INSERT 1]; (b) [INSERT 2] all buildings and improvements situated on the Land (collectively, "Building"); (c) all right, title and interest of Seller, if any, in and to the land lying in the bed of any street or highway in front of or adjoining the Land to the center line thereof and to any unpaid award for any taking by condemnation or any damage to the Land by reason of a change of grade of any street or highway; (d) the appurtenances and all the estate and rights of Seller in and to the Land and Building; and (e) all right, title and interest of Seller, if any, in and to the fixtures, [INSERT 2A] equipment or appurtenant to the Building (collectively, "Premises"). [INSERT 2B] The Premises are located at or known as

                               116 Nassau Street
                               Brooklyn, New York

      ss.1.02. Seller shall convey and Purchaser shall accept fee simple title to the Premises in accordance with the terms of this contract, subject only to:
(a) the matters set forth in Schedule B attached hereto (collectively, "Permitted Exceptions"); and (b) such other matters as (i) the title insurer specified in Schedule D attached hereto (or if none is so specified, then any title insurer licensed to do business by the State of New York) shall be willing, without special premium, to omit as exceptions to coverage or to except with insurance against collection out of or enforcement against the Premises.

Section 2. Purchase Price, Acceptable Funds, Existing Mortgages, Purchase Money
           Mortgage and Escrow of Downpayment

      ss.2.01. The purchase price ("Purchase Price") to be paid by Purchaser to Seller for the Premises as provided in Schedule C attached hereto is $10,500,000.00

      ss.2.02 All monies payable under this contract, unless otherwise specified in this contract, shall be paid by (a) certified checks of Purchaser or any person making a purchase money loan to Purchaser drawn on any bank, savings bank, trust company or savings and loan association having a banking office in the State of New York [INSERT 3] official bank checks drawn by any such banking institution, payable to the order of Seller [INSERT 4]; except that uncertified checks of Purchaser payable to the order of Seller up to the amount of one-half of one percent of the Purchase Price shall be acceptable for sums payable to Seller at the Closing.

      ss.2.05. (a) The sum paid under paragraph (a) of Schedule C [INSERT 5] other sums paid on account of the Purchase Price prior to the Closing (collectively, "Downpayment") [INSERT 6] paid by check or checks drawn to the order of and delivered to [INSERT 7] ("Escrowee"). The Escrowee shall hold the proceeds thereof in escrow in a special bank account (or as otherwise agreed in writing by Seller, Purchaser and Escrowee) until the Closing or sooner termination of this contract and shall pay over or apply such proceeds in accordance with the terms of this section. Escrowee [INSERT 8] hold such proceeds in an interest-bearing account. Any interest earned thereon shall be paid to the same party entitled to the escrowed proceeds, and the party receiving such interest shall pay any income taxes thereon. The tax identification numbers of the parties are either set forth in Schedule D or shall be furnished to Escrowee upon request. At the Closing, such proceeds and the interest thereon, if any, shall be paid by Escrowee to Seller [INSERT 9]. If for any reason the Closing does not occur and either party makes a written demand upon Escrowee for payment of such amount, Escrowee shall give written notice to the other party of such demand. If Escrowee does not receive a written objection from the other party to the proposed payment within 10 business days after the giving of such notice, Escrowee is hereby authorized to make such payment. If Escrowee does receive such written objection within such 10 day period or if for any other reason Escrowee in good faith shall elect not to make such payment, Escrowee shall continue to hold such amount until otherwise directed by written instructions from the parties to this contract or a final judgment of a court. However, Escrowee shall have the right at any time to deposit the escrowed proceeds and interest thereon, if any, with the clerk of the Supreme Court of the county in which the Land is located. Escrowee shall give written notice of such deposit to Seller and Purchaser. Upon such deposit Escrowee shall be relieved and discharged of all further obligations and responsibilities hereunder.

            (b) The parties acknowledge that Escrowee is acting solely as a stakeholder at their request and for their convenience, that Escrowee shall not be deemed to be the agent of either of the parties, and that Escrowee shall not be liable to either of the parties for any act or omission on its part unless taken or suffered in bad faith, in willful disregard of this contract or involving gross negligence. Seller and Purchaser shall jointly and severally indemnify and hold Escrowee harmless from and against all costs, claims and expenses, including reasonable attorneys' fees, incurred in connection with the performance of Escrowee's duties hereunder, except with respect to actions or omissions taken or suffered by Escrowee in bad faith, in willful disregard of this contract or involving gross negligence on the part of Escrowee.

            [INSERT 10]

            (c) Escrowee has acknowledged agreement to these provisions by signing in the place indicated on the signature page of this contract.

Section 3. The Closing

      ss.3.01. Except as otherwise provided in this contract, the closing of title pursuant to this contract ("Closing") shall take place on the scheduled date and time of closing specified in Schedule D (the actual date of the Closing being herein referred to as "Closing Date") at the place specified in Schedule D.

Section 4. Representations and Warranties of Seller

      Seller represents and warrants to Purchaser as follows:

      ss.4.01. Unless otherwise provided in this contract, Seller is the sole owner of the Premises.

      ss.4.02.

      ss.4.03. If any Leases which have been exhibited to and initialed by Purchaser or its representative contain provisions that are inconsistent with the foregoing representations and warranties, such representations and warranties shall be deemed modified to the extent necessary to eliminate such inconsistency and to conform such representations and warranties to the provisions of the Leases.

      ss.4.04.

      ss.4.05.

      ss.4.06. [INSERT 11] lists all insurance policies presently affording coverage with respect to the Premises, and the information contained therein is accurate as of the date set forth therein or, if no date is set forth therein, as of the date hereof.

      ss.4.07. [INSERT 12] lists all employees presently employed at the Premises, and the information contained therein is accurate as of the date hereof, and, except as otherwise set forth in such schedule, [INSERT 13] covered by a union contract and there are no retroactive increases or other accrued and unpaid sums owed to any employee.

      ss.4.08.

      ss.4.09. The copy of a certificate of occupancy for the Premises exhibited to and initialed by Purchaser or its representative, is a true copy of the original and such certificate has not been amended, but Seller makes no representation as to compliance with any such certificate [INSERT 13A].

      ss.4.10. The assessed valuation and real estate taxes set forth in Schedule D, if any, are the assessed valuation of the Premises and the taxes paid or payable with respect thereto for the fiscal year indicated in such schedule. Except as otherwise set forth in Schedule D, there are no tax abatements or exemptions affecting the Premises.

      ss.4.11. [INSERT 14]

      ss.4.12. Seller has no actual knowledge that any incinerator, boiler or other burning equipment on the Premises is being operated in violation of applicable law. [INSERT 15] copies of a certificate or certificates of operation therefor have been exhibited to and initialed by Purchaser or its representative, such copies are true copies of the originals.

      ss.4.13. Except as otherwise set forth in Schedule D, Seller has no actual knowledge of any assessment payable in annual installments, or any part thereof, which has become a lien on the Premises.

Section 5. Acknowledgments of Purchaser

      Purchaser acknowledges that:

      ss.5.01. Purchaser has inspected the Premises, is fully familiar with the physical condition and state of repair thereof, and, subject to the provisions of ss.7.01, ss.8.01, and ss.9.04, shall accept the Premises "as is" and in their present condition, subject to reasonable use, wear, tear and natural deterioration between now and the Closing Date, without any reduction in the Purchase Price for any change in such condition by reason thereof subsequent to the date of this contract.

      ss.5.02. In entering into this contract, Purchaser has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Seller or any agent, employee or other representative of Seller or by any broker or any other person representing or purporting to represent Seller, which are not expressly set forth in this contract, whether or not any such representations, warranties or statements were made in writing or orally. [INSERT 15A]

Section 6. Seller's Obligations as to Leases

      ss.6.01. Unless otherwise provided in a schedule attached to this contract, between the date of this contract and the Closing, Seller shall not, without Purchaser's prior written consent, : (a) amend, renew or extend any [INSERT 16] Lease in any respect, unless required by law; (b) grant a written lease to any tenant occupying space pursuant to a Tenancy [INSERT 17]; or (c) terminate any [INSERT 16] Lease or Tenancy.

      ss.6.02.

      ss.6.03. If any space is vacant on the Closing Date, Purchaser shall accept the Premises subject to such vacancy, provided that the vacancy was not permitted or created by Seller in violation of any restrictions contained in this contract [INSERT 20]. Seller shall not grant any concessions or rent abatements for any period following the Closing without Purchaser's prior written consent. Seller shall not apply all or any part of the security deposit of any tenant unless such tenant has vacated the Premises.

      ss.6.04. [INSERT 21] Seller does not warrant that any particular Lease or Tenancy will be in force or effect at the Closing or that the tenants will have performed their obligations thereunder. The termination of any Lease or Tenancy prior to the Closing by reason of the tenant's default shall not affect the obligations of Purchaser under this contract in any manner or entitle Purchaser to an abatement of or credit against the Purchase Price or give rise to any other claim on the part of Purchaser.

Section 7. Responsibility for Violations

      ss.7.01. [INSERT 22] notes or notices of violations of law or governmental ordinances, orders or requirements which were noted or issued prior to [INSERT 22A] the date of this contract by any governmental department, agency or bureau having jurisdiction as to conditions affecting the Premises and all liens which have attached to the Premises prior to the Closing pursuant to the Administrative Code of the City of New York, if applicable, shall be the sole responsibility of Purchaser.

      ss.7.02.

      ss.7.03. Regardless of whether a violation has been noted or issued prior to the date of this contract, Seller's failure to remove or fully comply with violations shall not be an objection to title.

      ss.7.04. If required, Seller, upon written request by Purchaser, shall promptly furnish to Purchaser written authorizations to make any necessary searches for the purposes of determining whether notes or notices of violations have been noted or issued with respect to the Premises or liens have attached thereto.

Section 8. Destruction, Damage or Condemnation

      ss.8.01. The provisions of Section 5-1311 of the General Obligations Law shall apply to the sale and purchase provided for in this contract. [INSERT 23]

Section 9. Covenants of Seller

      Seller covenants that between the date of this contract and the Closing:

      ss.9.01.

      ss.9.02. Seller shall not modify or amend any Service Contract or enter into any new service contract unless the same is terminable without penalty. [INSERT 23A]

      ss.9.03. Seller shall maintain in full force and effect until the Closing the insurance policies described in [INSERT 24] or renewals thereof for no more than one year of those expiring before the Closing.

      ss.9.04. No fixtures, equipment or personal property included in this sale shall be removed from the Premises unless the same are replaced with similar items of at least equal quality prior to the Closing.

      ss.9.05. Seller shall not withdraw, settle or otherwise compromise any protest or reduction proceeding affecting real estate taxes assessed against the Premises for any fiscal period in which the Closing is to occur or any subsequent fiscal period without the prior written consent of Purchaser, which consent shall not be unreasonably withheld. Real estate tax refunds and credits received after the Closing Date which are attributable to the fiscal tax year during which the Closing Date occurs shall be apportioned between Seller and Purchaser, after deducting the expenses of collection thereof, which obligation shall survived the Closing. [INSERT 24A]

      ss.9.06. Seller shall allow Purchaser or Purchaser's representatives access to the Premises, the Leases and other documents required to be delivered under this contract upon reasonable prior notice at reasonable times.

Section 10. Seller's Closing Obligations

At the Closing, Seller shall deliver the following to Purchaser:

      ss.10.01. A statutory form of bargain and sale deed without covenant against grantor's acts containing the covenant required by Section 13 of the Lien Law, and properly executed in proper form for recording so as to convey the title required by this contract.

      ss.10.02. All [INSERT 16] Leases initialed by Purchaser and all others in Seller's possession. [INSERT 25]

      ss.10.03. A schedule of all cash security deposits and a check or credit to Purchaser in the amount of such security deposits, including any interest thereon, held by Seller on the Closing Date under the [INSERT 16] Leases or, if held by an institutional Lender, an assignment to Purchaser and written instructions to the holder of such deposits to transfer the same to Purchaser, and appropriate instruments of transfer or assignment with respect to any lease securities which are other than cash [INSERT 26]

      ss.10.04. A schedule updating the [INSERT 27] and setting forth all arrears in rents and all prepayments of rents. [INSERT 28]

      ss.10.05. All Service Contracts initialed by Purchaser and all others in Seller's possession which are in effect on the Closing Date and which are assignable by Seller.

      ss.10.06. An assignment to Purchaser, [INSERT 29] of all of the interest of Seller in those Service Contracts, insurance policies, certificates, permits and other [INSERT 29A] documents to be delivered to Purchaser at the Closing which are then in effect and are assignable by Seller.

      SS.10.07. [INSERT 30]

      ss.10.10. To the extent they are then in Seller's possession and not posted at the Premises, certificates, licenses, permits, authorizations and approvals issued for or with respect to the Premises by governmental and quasi-governmental authorities having jurisdiction.

      ss.10.11. Such affidavits as Purchaser's title company shall reasonably require in order to omit from its title insurance policy all exceptions for judgments, bankruptcies or other returns against persons or entities whose names are the same as or similar to Seller's name. [INSERT 31]

      ss.10.12 Checks to the order of the appropriate officers in payment of all applicable real property transfer taxes and copies of any required tax returns therefor executed by Seller, which checks shall be certified or official bank checks if required by the taxing authority, unless Seller elects to have Purchaser pay any of such taxes and credit Purchaser with the amount thereof.

[INSERT 31A]

      ss.10.13. To the extent they are then in Seller's possession, copies of current painting and payroll records. Seller shall make all other Building and tenant files and records available to Purchaser for copying, which obligation shall survive the Closing.

      ss.10.14. An original letter, [INSERT 32] executed by Seller or by its agent, advising the tenants of the sale of the Premises to Purchaser and directing that rents and other payments thereafter be sent to Purchaser or as Purchaser may direct.

      ss.10.17. Possession of the Premises in the condition required by this contract, subject to the Leases and Tenancies, and keys therefor.

      ss.10.18. Any other documents required by this contract to be delivered by Seller.

Section 11. Purchaser's Closing Obligations

At the Closing, Purchaser shall:

      ss.11.01. Deliver to Seller checks [INSERT 34] in payment of the portion of the Purchase Price payable at the Closing, as adjusted for apportionments under Section 12.

      ss.11.03. Deliver to Seller an agreement indemnifying and agreeing to defend Seller against any claims made by tenants with respect to tenants' security deposits to the extent paid, credited or assigned to Purchaser under ss.10.03. [INSERT 35]

      ss.11.04. Cause the deed to be recorded, duly complete all required real property transfer tax returns and cause all such returns and checks in payment of such taxes to be delivered to the appropriate officers promptly after the Closing.

      ss.11.05. Deliver any other documents required by this contract to be delivered by Purchaser.

Section 12. Apportionments

      ss.12.01. The following apportionments shall be made between the parties at the Closing as of the close of buisness on the day prior to the Closing Date:

      (a) prepaid rents and Additional Rents (as defined in ss.12.03);

      (b)

      (c) real estate taxes, water charges, sewer rents and vault charges, if any, on the basis of the fiscal period for which assessed, except that if there is a water meter on the Premises, apportionment at the Closing shall be based on the last available reading, subject to adjustment after the Closing when the next reading is available;

      (d) wages, vacation pay, pension and welfare benefits and other fringe benefits of all persons employed at the Premises whose employment was not terminated at or prior to the Closing;

      (e) value of fuel stored on the Premises, at the price then charged by Seller's supplier, including any taxes;

[INSERT 36]

      (f) charges under Service Contracts or permitted renewals or replacements thereof;

      (g) Permitted administrative charges, if any, on tenants' security deposits;

      (j) Reletting Expenses under ss.6.02, if any; and

      (k) any other items listed in Schedule D.

If the Closing shall occur before a new tax rate is fixed, the apportionment of taxes at the Closing shall be upon the basis of the old tax rate for the preceding period applied to latest assessed valuation. Promptly after the new tax rate is fixed, the apportionment of taxes shall be recomputed. Any discrepancy resulting from such recomputation and any errors or omissions in computing apportionments at Closing shall be promptly corrected, which obligations shall survive the Closing.

      ss.12.02. If any tenant is in arrears in the payment of rent on the Closing Date, rents received from such tenant after the Closing shall be applied in the following order of priority: (a) first to the month preceding the month in which the Closing occurred; (b) then to the month in which the Closing occurred; (c) then to any month or months following the month in which the Closing occurred; and (d) then to the period prior to the month preceding the month in which the Closing occurred. If rents or any portion thereof received by Seller or Purchaser after the Closing are payable to the other party by reason of this allocation, the appropriate sum, less a proportionate share of any reasonable attorneys' fees, costs and expenses of collection thereof, shall be promptly paid to the other party [INSERT 37], which obligation shall survive the Closing.

      ss.12.03. If any tenants are required to pay percentage rent, escalation charges for real estate taxes, operating expenses, cost-of-living adjustments [INSERT 37A] or other charges of a similar nature ("Additional Rents") and any Additional Rents are collected by Purchaser after the Closing which are attributable in whole or in part to any period prior to the Closing, then Purchaser shall promptly pay to Seller [INSERT 38] Seller's proportionate share thereof, less a proportionate share of any reasonable attorneys' fees, costs and expenses of collection thereof, if and when the tenant paying the same has made all payments of rent and Additional Rent then due to Purchaser pursuant to the tenant's Lease, which obligation shall survive the Closing. [INSERT 39]

Section 13. Objections to Title, Failure of Seller or Purchaser to Perform and
            Vendee's Lien

      ss.13.01. Purchaser shall promptly order an examination of title and shall cause a copy of the title report to be forwarded to Seller's attorney upon receipt. Seller shall be entitled to a reasonable adjournment or adjournments of the Closing for up to 60 days to remove any defects in or objections to title noted in such title report and any other defects or objections which may be disclosed on or prior to the Closing Date.

      ss.13.02. If Seller shall be unable to convey title to the Premises at the Closing in accordance with the provisions of this contract or if Purchaser shall have any other grounds under this contract for refusing to consummate the purchase provided for herein, Purchaser, nevertheless, may elect to accept such title as Seller may be able to convey with a credit against the monies payable at the Closing equal to the reasonably estimated cost to cure the same (up to the Maximum Expense described below), but without any other credit or liability on the part of Seller. If Purchaser shall not so elect, Purchaser may terminate this contract and the sole liability of Seller shall be to refund the Downpayment to Purchaser and to reimburse Purchaser for the net cost of title examination, but not to exceed the net amount charged by Purchaser's title company therefor without issuance of a policy, and the net cost of updating the existing survey of the Premises. Upon such refund and reimbursement, this contract shall be null and void and the parties hereto shall be relieved of all further obligations and liability other than any arising under Section 14. Seller shall not be required to bring any action or proceeding or to incur any expense in excess of the Maximum Expense specified in Schedule D to cure any title defect or to enable Seller otherwise to comply with the provisions of this contract, but the foregoing shall not permit Seller to refuse to pay off at the Closing. [INSERT 39A]

      ss.13.03. Any unpaid taxes, assessments, water charges and sewer rents, together with the interest and penalties thereon to a date not less than two days following the Closing Date, and any other liens and encumbrances which Seller is obligated to pay and discharge or which are against corporations, estates or other persons in the chain of title, together with the cost of recording or filing any instruments necessary to discharge such liens and encumbrances of record, may be paid out of the proceeds of the monies payable at the Closing if Seller delivers to Purchaser on the Closing Date official bills for such taxes, assessments, water charges, sewer rents, interest and penalties and instruments in recordable form sufficient to discharge any other liens and encumbrances of record. Upon request made a reasonable time before the Closing, Purchaser shall provide at the Closing separate checks for the foregoing payable to the order of the holder of any such lien, charge or encumbrance and otherwise complying with ss.2.02. If Purchaser's title insurance company is willing to insure [INSERT 40] such charges, liens and encumbrances, then, Seller shall have the right in lieu of payment and discharge to deposit with the title insurance company such funds or assurances or to pay such special or additional premiums as the title insurance company may require in order to so insure. In such case the charges, liens and encumbrances with respect to which the title insurance company has agreed so to insure shall not be considered objections to title.

      ss.13.04. If Purchaser shall default in the performance of its obligation under this contract to purchase the Premises, the sole remedy of Seller shall be to retain the Downpayment as liquidated damages for all loss, damage and expense suffered by Seller, including without limitation the loss of its bargain. [INSERT 40A]

      ss.13.05. Purchaser shall have a vendee's lien against the Premises for the amount of the Downpayment, but such lien shall not continue after default by Purchaser under this contract.

Section 14. Broker

      ss.14.01. If a broker is specified in Schedule D, Seller and Purchaser mutually represent and warrant that such broker is the only broker with whom they have dealt in connection with this contract that neither Seller nor Purchaser knows of any other broker who has claimed or may have the right to claim a commission in connection with this transaction, unless otherwise indicated in Schedule D. The commission of such broker shall be paid pursuant to separate agreement by the party specified in Schedule D. If no broker is specified in Schedule D, the parties acknowledge that this contract was brought about by direct negotiation between Seller and Purchaser and that neither Seller nor Purchaser knows of any broker entitled to a commission in connection with this transaction. Unless otherwise provided in Schedule D, Seller and Purchaser shall indemnify and defend each other against any costs, claims or expenses, including attorneys' fees, arising out of the breach on their respective parts of any representations, warranties or agreements contained in the paragraph. The representations and obligations under this paragraph shall survive the Closing or, if the Closing does not occur, the termination of this contract.

Section 15. Notices

      ss.15.01.

Section 16. Limitations on Survival of Representations, Warranties, Covenants
            and other Obligations

      ss.16.02. The delivery of the deed by Seller, and the acceptance thereof by Purchaser, shall be deemed the full performance and discharge of every obligation on the part of Seller to be performed hereunder, except those obligations of Seller which are expressly stated in this contract to survive the Closing.

Section 17. Miscellaneous Provisions

      ss.17.01. No assignment of Purchaser's rights under this contract shall be effective against Seller unless and until an executed counterpart of the instrument of assignment shall have been delivered to Seller and Seller shall have been furnished with the name and address of the assignee. The term "Purchaser" shall be deemed to include the assignee under any such effective assignment.

ss.17.02. This contract embodies and constitutes the entire understanding between the parties with respect to the transaction contemplated herein, and all prior agreements, understandings, representations and statements, oral or written, are merged into this contract. Neither this contract nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument signed by the party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

      ss.17.03. This contract shall be governed by, and construed in accordance with, the law of the State of New York.

      ss.17.04. The captions in this contract are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this contract or any of the provisions hereof.

      ss.17.05. This contract shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs or successors and permitted assigns.

      ss.17.06. This contract shall not be binding or effective until properly executed and delivered by Seller and Purchaser.

      ss.17.07. As used in this contract, the masculine shall include the feminine and neuter, the singular shall include the plural and the plural shall include the singular, as the context may require.

      ss.17.08. If the provisions of any schedule or rider to this contract are inconsistent with the provisions of this contract, the provisions of such schedule or rider shall prevail. Set forth in Scheule D is a list of any and all schedules and riders which are attached hereto but which are not listed in the Table of Contents.

IN WITNESS WHEREOF, the parties hereto have executed this contract as of the date first above written.

                             Seller:     NASSAU STREET PARTNERS

                                         By:   MURRAY HILL ASSOCIATES XVI, INC.,
                                         General Partner


                                               by: /S/ Neil Siderow
                                                   --------------------
                                                   Neil Siderow,
                                                   President

                             Purchaser:  SL  GREEN OPERATING PARTNERSHIP, L.P.

                                         By:   SL GREEN REALTY CORP.,
                                               General Partner


                                               by:  /s/ Steven H. Klein,
                                                    --------------------
                                                    Steven H. Klein,
                                                    Executive Vice-President

Receipt by Escrowee

The undersigned Escrowee hereby acknowledges receipt of $500,000.00, by check subject to collection, to be held in escrow pursuant to ss.2.05. [INSERT 41B]

      MANDEL & RESNIK P.C.

      By: [Illegible]
          --------------

                                   Schedule A
                            DESCRIPTION OF PREMISES

         (to be attached separately and to include tax map designation)

                                   Schedule B

                              PERMITTED EXCEPTIONS

      1. Zoning regulations and ordinances which are not violated by the existing structures or present use thereof and which do not render title uninsurable.

      2. Consents by the Seller or any former owner of the Premises for the erection of any structure or structures on, under or above any street or streets on which the Premises may abut.

      3.

      4. [INSERT 42] Leases and Tenancies specified in the [INSERT 43] and any new leases or tenancies not prohibited by this contract.

      5. Unpaid installments of assessments not due and payable on or before the Closing Date.

      6. Financing statements, chattel mortgages and liens on personalty filed more than 5 years prior to the Closing Date and not renewed, or filed against property or equipment no longer located on the Premises or owned by Tenants.

      7. (a) Rights of utility companies to lay, maintain, install and repair pipes, lines, poles, conduits, cable boxes and related equipment on, over and under the Premises, provided that none of such rights imposes any monetary obligation on the owner of the Premises.

      (b) Encroachments of stoops, areas, cellar steps, trim cornices, lintels, window sills, awnings, canopies, ledges, fences, hedges, coping and retaining walls projecting from the Premises over any street or highway or over any adjoining property and encroachments of similar elements projecting from adjoining property over the Premises [INSERT 44].

      (c) Revocability or lack of right to maintain vaults, coal chutes, excavations or sub-surface equipment beyond the line of the Premises.

      (d) Any state of facts that an accurate survey would disclose, provided that such facts do not render title unmarketable. [INSERT 45]

                                   Schedule C
                                 PURCHASE PRICE

Purchase Price shall be paid as follows:

(a) By check subject to collection or

 by wire transfer, the receipt of  which

 is hereby acknowledged by Seller:            $500,000.00
                                              ------------

(b) By check, checks or wire transfer

 delivered to Seller at Closing in accordance

 with the provisions of Section 2.02:      $10,000,000.00
                                           --------------

                                           --------------
Purchase Price                             $10,500,000.00
                                           ==============

                                   Schedule D
                                 MISCELLANEOUS

1. Title insurer designated by the parties (ss.1.02):

2.

3.

4.

5. Seller's tax identification number (ss.2.05):

6. Purchaser's tax identification number (ss.2.05):

7. Scheduled time and date of Closing (ss.3.01): [INSERT 47]

8. Place of Closing (ss.3.01): [INSERT 48]

9. Assessed valuation of Premises (ss.4.10): [INSERT 48A]

10.   Fiscal year and annual real estate taxes on Premises (ss.4.10):
      $111,697.36

11.   Tax abatements or exemptions affecting Premises (ss.4.10): None

12.   Assessments on Premises (ss.4.13): None

14.   Maximum Expense of Seller to cure title defects, etc. (ss.13.02): [INSERT
      49]

15. Broker, if any (ss.14.01): Talcott Management, Inc.

16.  Party to pay broker's commission (ss.14.01):  Seller

19.  Additional Schedules or Riders (ss.17.08):
                 See attached

                                   Schedule E
                                 RENT SCHEDULE
                          (to be attached separately)

                           INSERTS TO CONTRACT OF SALE
                         BETWEEN NASSAU STREET PARTNERS,
                        AS SELLER, AND SL GREEN OPERATING
                         PARTNERSHIP, L.P., AS PURCHASER

1. , together with all easements, rights of way, privileges, appurtenances and other rights, if any, pertaining to the Land or the Building (as hereinafter defined)

2.    all of Seller's rights, title and interest in and to

2A.   and

2B. The personal property to be conveyed by Purchaser to Seller hereunder is all personal property owned by Seller, currently existing at the Building and used in operation of the Building (the "Personal Property").

3.    , or (b) by wire of immediately available federal funds, or (c)

4.    (or as Seller may otherwise direct in writing to Purchaser at least two
      (2) business days prior to the Closing)

5.    and all

6.    shall be

7.    Mandel & Resnik P.C.

8.    shall

9. (or as Seller may otherwise direct in writing to Escrowee, with a copy to Purchaser, prior to the Closing)

10. The parties acknowledge that Escrowee may be instructed to release and disburse certain funds from (i) the Downpayment in accordance with the provisions of Section 22(b) hereof and (ii) the "FEGS Deposit" in accordance with the provisions of Section 22(d) hereof. All of Escrowee's rights and protections set forth in this Section 2.05 shall apply to the provisions of said Sections 22(b) and 22(d).

11.   The insurance schedule attached hereto as Schedule "F"

12.   The payroll schedule attached hereto as Schedule "G"

13.   all of such employees are

13A.  except as otherwise expressly set forth in this contract.

14. To the best of Seller's knowledge, no portion of the Premises is used for residential purposes.

15.   The

15A. ss.5.03 Purchaser may, but shall not be obligated to, assume the obligations under any union agreements or other employment agreements for employees of Seller employed at the Premises, and further may, but shall not be obligated to, offer employment to and hire any or all employees covered by any such union agreements or other employment agreements. Upon Purchaser's written demand and simultaneous delivery of sufficient funds of Purchaser to do so, Seller shall cause to be paid any liquidated damages, penalty, additional compensation, accrued vacation and/or termination pay sought by a union pursuant to any union or other employment agreements, such amounts arising out of or as a consequence of Purchaser's failure to adopt and assume the union or employment agreements and/or to hire any or all of Seller's employees covered by such agreements. Purchaser shall and does hereby agree to indemnify, defend and hold Seller free and harmless from and against any and all liability, claims, actions, damages, judgments, penalties, costs and expenses, including reasonable attorneys' fees and disbursements, (i) accruing under or with respect to such union or other employment agreements on and after the date of the Closing concerning those of Seller's employees hired by Purchaser and/or
      (ii) arising out of a claim that Purchaser has failed to adopt and assume any of Seller's union or other employment agreements and/or has failed to offer employment to or employ any or all of the employees covered by such agreements. The provisions of this Section shall survive the Closing.

16.   Existing

17. (which is defined to mean any tenancy in the Premises not arising out of a lease or sublease)

18.   [Intentionally Deleted]

19.   [Intentionally Deleted]

20.   or in any Lease

21.   Except as otherwise expressly provided in this contract,

22.   Any

22A.  , on, or after

23. For the sole purposes thereof, "material" shall be damage, destruction or condemnation, the estimated cost to repair or restore of which exceeds $250,000.00, in the aggregate.

23A. Upon Purchaser's request, Seller shall terminate any existing Service Contract at or prior to the Closing provided that Purchaser pays all costs and penalties, if any, applicable to or resulting from the termination of any such Service Contract. Purchaser hereby agrees to indemnify and hold Seller harmless from and against any and all liability, claim, action, damage, judgment, penalty, cost and expense, including all reasonable attorneys' fees and disbursements, which may result from any such Service Contract termination(s). The provisions of this Section shall survive the Closing.

24.   in the insurance schedule attached hereto as Schedule "F"

24A. Seller hereby represents that, with respect to the Premises, it is presently prosecuting real estate tax reduction proceedings for tax years 1996-97 through 1998-99, inclusive. Seller shall be entitled to receive and retain any and all tax refunds applicable to any tax year (or portion thereof) applicable to any period prior to the date of the Closing and Seller shall promptly deliver Purchaser's pro-rata portion of such refund, if any, to Purchaser pursuant to Section 9.05 hereof (and if such tax refunds are received by Purchaser after the Closing, Purchaser agrees that it promptly shall deliver Seller's pro-rata portion of such refund to Seller pursuant to Section 9.05 hereof). In the event Seller receives any real estate tax refund with respect to tax year 1998-99, the proceeds thereof (net of all reasonable attorney, accountant and other professional fees and disbursements incurred by Seller in connection with obtaining such refund) shall be prorated, if applicable, as of the date of the Closing, and Seller promptly shall deliver Purchaser's pro- rata portion thereof to Purchaser (and if such tax refund is received by Purchaser after the Closing, Purchaser agrees that it promptly shall deliver Seller's pro-rata portion thereof to Seller). The provisions of this
      Section 9.05 shall survive the Closing.

25. and an assignment of the Existing Leases in the form attached hereto as Exhibit "A".

26. and an assignment of said cash security deposits and all other security deposits being held by Seller, in the form attached hereto as Exhibit "A". To the extent that any of such security deposits are in the form of a letter of credit, at the Closing Seller shall deliver to Purchaser all instruments (duly executed and acknowledged) which are required to transfer such letters of credit to Purchaser as the new beneficiary thereunder.

27.   information set forth in Schedule "E" attached hereto

28.   and all other defaults of which Seller is aware.

29.   in the form attached hereto as Exhibit "B"

29A.  contracts and

30. ("in Seller's possession," for the purposes of this Section 10.10, being deemed to include items in the possession of Seller's managing agent or any other person or entity controlled by Seller)

31.   and all other exceptions (other than Permitted Exceptions).

31A. A certification of non-foreign status, in form required by the Code Withholding Section, signed under penalty of perjury. Seller acknowledges that such certification will be retained by Purchaser and will be made available to the Internal Revenue Service upon request.

32.   in the form attached hereto as Exhibit "C",

33. All consents, approvals, authorizations, resolutions and certificates required by Seller's limited partnership agreement and the agreements, by-laws and other documents and instruments of Seller's constituent partners, in respect of the transactions contemplated in this contract. Seller advised its partners of the sale of the Premises contemplated by this contract and, based solely on the number of "affirmative" written responses received by Seller, has received the requisite number of consents from its limited partners in order to enter into this contract and to sell the Premises as herein provided; however, such limited partner responses do not correctly refer to "Nassau Street Partners" as the name of Seller, but refer to "Nassau Street Associates Limited Partnership". If requested by Purchaser's title company at the Closing, Seller and/or the general partner of Seller will provide an affidavit to such title company which provides (i) that the limited partner responses refer to Seller (although misnamed), (ii) that there are no other partnerships relating to the Premises, of which Seller is aware, having similar names to Seller,
      (iii) that the limited partnership agreement has not been amended, (iv) that Murray Hill Associates XVI, Inc. is the general partner of Seller and
      (v) provides a current list of limited partners of Seller. Copies of all written limited partner responses received by Seller have been delivered to Purchaser, together with a copy of Seller's limited partnership agreement. In connection with such limited partner responses, the amount necessary to satisfy the existing mortgage note obligations of Seller is approximately $6,982,000.

34.   (to the extent not paid by a wire transfer)

35.   in the form attached hereto as Exhibit "A".

36.   transferred

37.   (or as Seller may otherwise direct in the case of payments due Seller)

37A.  electricity or other utilities or services supplied to tenants

38. (or as Seller may otherwise direct in writing to Purchaser prior to the Closing)

39. To the extent Seller is paid any Additional Rent after the Closing for the period on or after the Closing, Seller shall promptly pay same to Purchaser. Such obligation of Seller shall survive the Closing.

39A. mortgage(s) currently of record against the Premises or such other mortgages, liens or judgments in specific liquidated amounts filed against the Premises after the date hereof, which shall have been created by the express actions of Seller (and not of any tenant) after the date hereof. With respect to all other title objections raised by Purchaser, Seller shall not be obligated to spend more than $50,000.00, in the aggregate, to cure any of such objections.

40.   Purchaser's title free and clear of

40A. except for those indemnities, if any, which specifically survive the Closing.

41. At the Closing, Purchaser may assign this contract without Seller's consent to any affiliate of Purchaser controlled by Purchaser or to a third party, provided the assignee assumes in writing all of Purchaser's obligations under this contract. No such assignment shall release Purchaser from its obligations under this contract.

41A. , except as to the provisions of paragraphs 6 and 14 of that certain letter of intent, dated December 30, 1997 (the "Letter of Intent").

41B. Purchaser shall deliver to Escrowee the Downpayment in the amount of $500,000.00 upon the execution of this contract. The Downpayment (together with any supplemental Downpayment which may be delivered to Escrowee in accordance with Insert #47 to Schedule "D", item no. 7) shall, subject to collection, be held in escrow by the Escrowee pursuant to Section 2.05 hereof.

42.   Existing

43.   Schedule "E" attached hereto

44.   provided none of the foregoing render title to the Premises uninsurable.

45. (e) the state of facts shown on the survey of the Premises prepared by Bono Land Surveying, P.C., dated July 30, 1988 and any additional facts an accurate survey, or an update thereof of the Premises may show, provided that such facts do not render title to the Premises uninsurable or unmarketable;

      (f) the Existing Leases;

      (g) All covenants, contracts, liens, restrictions, easements, encumbrances, reservations, consents, departmental reports and agreements and all other matters affecting the Premises of record as of the date hereof, provided that the same do not prevent the use of the Premises for office and educational purposes and do not prohibit the maintenance of the structure currently at the Premises (or that the title insurance company insuring Purchaser's title will insure that such existing structure may remain in its present location so long as same may stand);

      (h) Notes or notices of violations of law or municipal ordinances, orders or requirements noted in or issued by any governmental department having or asserting authority or jurisdiction as to lands, housing, buildings, fire, health, labor or any other condition or matter at or affecting the

      Premises, whether or not of record, and any conditions which may give rise to a violation;

      (i) Party walls and party wall agreements, if any;

      (j) Variations among the record lines of the Premises and fences, driveways and shrubbery and/or between the legal description of the Premises herein and the tax map description;

      (k) Printed exceptions and exclusions to title and all other stipulations, provisions, requirements, terms and conditions set forth in the title report to be issued by Purchaser's title insurance company or otherwise contained in any form of policy approved by the New York State Department of Insurance; and

      (l) Any other lien, encumbrance, condition or matter of any nature whatsoever as to which Purchaser's title insurance company will insure against collection out of or enforcement against the Premises subject to the provisions of Insert #39A to Section 13.02 hereof and of Section 21(w) hereof.

46.   , or by wiring immediately available federal funds,

47. on a date selected by Purchaser upon not less than five (5) business days' notice to Seller, such date to be not earlier than May 1, 1998 nor later than June 30, 1998; provided, however, that Purchaser may extend the date of the Closing to a date not later than July 31, 1998 if Purchaser, prior to June 22, 1998, notifies Seller of such election and, together with such written notice, deposits an additional Two Hundred Ten Thousand ($210,000) Dollars, as a supplemental Downpayment, with Escrowee, to be held by Escrowee in accordance with the provisions of Section 2.05 hereof.

48. At Escrowee's office or, if Purchaser or an affiliate thereof is a real estate investment trust, at such other office as may be designated by Purchaser's underwriter or other source of Purchaser's financing.

48A.  Assessed Value:              $2,889,000
      ICIP Reg. Comml. Ex.:        $1,799,482
                                   ----------
      Taxable Value                $1,089,518

49. $50,000.00, except as otherwise provided in Insert #39A to Section 13.02 hereof.

                        RIDER ANNEXED TO CONTRACT OF SALE
                         BETWEEN NASSAU STREET PARTNERS,
                        AS SELLER, AND SL GREEN OPERATING
                         PARTNERSHIP, L.P., AS PURCHASER

18.   Conflict.

      In the event of any conflict or inconsistency between the printed provisions of this contract (the "Contract") and the provisions contained in this Rider, the provisions of this Rider shall govern.

19.   Other Properties; Conditions of Closing.

      (a) Purchaser is also negotiating to purchase the property located at 440 Ninth Avenue, New York, New York (the "Ninth Avenue Property") from Ninth Avenue Associates ("Ninth Associates") and the property located at 38 East 30th Street, New York, New York (the "30th Street Property") from 30th Street Associates ("30th Associates"). The Premises herein, together with the Ninth Avenue Property and the 30th Street Property, are hereinafter collectively referred to as the "Properties" and Seller, together with Ninth Associates and 30th Associates, are hereinafter collectively referred to as the "Sellers". Purchaser's obligation to enter into a contract in respect of any one of the Properties shall be conditioned upon the Sellers tendering a contract for each of the other Properties. The Sellers' obligation to enter into a contract in respect of any one of the Properties shall be conditioned upon Purchaser's execution of contracts for all of the Properties. In no event shall either party be bound to this Contract for the Premises until contracts for the other two Properties have been executed and delivered by the other party.

      (b) As a condition precedent to the closing of title under this Contract, this Contract must close simultaneously with the closings of title between
      (i) Purchaser and Ninth Associates with respect to the Ninth Avenue Property and (ii) Purchaser and 30th Associates with respect to the 30th Street Property. Purchaser acknowledges that if Ninth Associates is unable to sell the Ninth Avenue Property or 30th Associates is unable to sell the 30th Street Property (for reasons other than a wilful default by such selling partnership) or if Purchaser chooses not to purchase any of the Properties, Seller shall not be obligated to sell the Premises to Purchaser pursuant to this Contract or otherwise. Purchaser further acknowledges that a default or breach by Purchaser of any of its obligations or undertakings as set forth in this Contract or in either of the contracts relating to the Ninth Avenue Property or the Nassau Street Property shall be deemed a default or breach of its obligations and undertakings as set forth in all three of said contracts.

20.   Purchase Price and Payment.

      (a) The purchase price (the "Purchase Price") for the Premises shall be TEN MILLION FIVE HUNDRED THOUSAND and No/100 DOLLARS ($10,500,000.00). It is expressly acknowledged and agreed that the payment of the Purchase Price and the Closing hereunder is not contingent or conditioned upon Purchaser obtaining financing from any source.

      (b) The Purchase Price shall be paid by Purchaser to Seller as follows:

            (i) FIVE HUNDRED THOUSAND and No/100 DOLLARS ($500,000.00) (the "Downpayment") upon the execution and delivery of this Contract, by check drawn on or by a bank which is a member of the New

                  York Clearinghouse Association, subject to collection, payable on its face to the order of Escrowee (as defined herein), or by wire transfer at Purchaser's option in accordance with Escrowee's wiring instructions, to be held in escrow pursuant to Section 2.05 hereof. The Downpayment shall be non-refundable to Purchaser unless the sale of the Premises pursuant to this Contract does not close for any reason other than Purchaser's default; and

            (ii) TEN MILLION and No/100 DOLLARS ($10,000,000.00) at the Closing, plus or minus adjustments or credits as hereinafter provided.

21.   Additional Representations and Warranties of Seller.

      (a)   Seller represents and warrants to Purchaser as follows:

      Schedule "E" attached hereto accurately sets forth (a) all agreements in force on the date hereof for the use, lease or occupancy of space in or at the Building (whether or not the terms hereof have commenced) to which Seller, its affiliates or designees are a party or are bound as landlord or to which any part of the Building is subject, (b) all subleases in force on the date hereof for the use, lease or occupancy of space in or at the Building (whether or not the terms thereof have commenced) to which any tenant under an Existing Lease is a party or is bound as sublandlord, and (c) all other tenancies or subtenancies in the Premises not arising out of the agreements or the subleases referred to in clauses (a) and (b) above, affecting the Premises on the date hereof (the agreements and subleases referred to in said clauses (a) and (b), together with all amendments and modifications thereof, and all of the tenancies and subtenancies referred to in clause (c) above are collectively referred to as the "Existing Leases," and all tenants, subtenants or other occupants of space pursuant to an Existing Lease are hereinafter collectively referred to as "Existing Tenant(s)". Seller is not a party to any sublease for the use, lease or occupancy of space in or at the Building (whether or not the term thereof has commenced). The data set forth on said Schedule "E" with respect to each Existing Lease includes an accurate statement of the name of each Existing Tenant, the space demised, the lease, sublease or tenancy expiration date, the security deposits and the base annual rent and additional rent currently payable. To the best of Seller's knowledge, no person or entity has or claims any right to possess the Premises or any part thereof except for the Existing Tenants shown in said Schedule "E". True and complete copies of all the Existing Leases and all guaranties and other documents, agreements and instruments relating thereto have been delivered to Purchaser but, for purposes of this Contract, Purchaser may rely on the data set forth in said Schedule "E". Except as otherwise set forth in said Schedule "E" or in the Existing Leases, to be best of Seller's knowledge:

            (i) each of the Existing Leases is in effect and has not expired or been terminated; Seller has neither given nor received any notice of default with respect to any Existing Lease that remains uncured; to the best knowledge of Seller, neither Seller, nor any of the other parties thereto are in default of any of their obligations under any of the Existing Leases; and none of the Existing Leases has been modified, amended or extended;

            (ii) to the best of Seller's knowledge, all Existing Tenants are in possession of the spaces leased by them;

            (iii) the rents and any Additional Rents reserved under each of the
                  Existing Leases and shown in said Schedule "E" are legal rents and no claim to the contrary has been asserted by any Existing Tenant, and the rents and Additional Rents shown on said Schedule "E" are actually being paid by the Existing Tenants, and there are no arrearages in excess of one (1) month of any base, minimum or fixed rent (as opposed to any Additional
                  Rent);

            (iv) no Existing Tenant has paid rent for more than one (1) month in advance;

            (v) no Existing Tenant has claims or is entitled to free rent, rent concessions, rebates or rent abatements;

            (vi) no Existing Tenant claims or is entitled to any set-offs or offsets against rent;

            (vii) no Existing Tenant occupies any space rent free;

            (viii) no space has been rented furnished;

            (ix) all work previously required to be performed by the landlord under the Existing Leases or otherwise has been completed and fully paid for;

            (x) no Existing Tenant is contesting its pro-rata share of taxes, operating expenses or maintenance increases shown in said Schedule "E" or their obligations to pay cost-of-living increases or any other Additional Rent as required by its Existing Lease;

            (xi) except pursuant to an assignment of leases and rents granted by Seller to its fee mortgagee, Seller has assigned none of its rights under the Existing Leases;

            (xii) no Existing Tenant has an option to renew its lease not provided in its Existing Lease and no other party has any option, right of first refusal or other preferential right to purchase the Premises or any part thereof;

           (xiii) no action or proceeding instituted against Seller by any Existing Tenant, or by any Existing Tenant against Seller, is presently pending in any court or other judicial or administrative venue, nor has Seller received any written notices or demands with respect thereto;

            (xiv) no representation or covenant has been made by Seller to any
                  Existing Tenant except as incorporated in its Existing Lease and all representations made by Seller in the Existing Leases and in all other documents, agreements and instruments relating thereto are true and correct in all material respects;

            (xv) no Existing Lease allows the space demised thereunder to be leased or otherwise used for any purpose which is prohibited by a restrictive covenant contained in any other Existing Lease;

            (xvi) any consents or notices required to be obtained or given under the terms of any Existing Lease in connection with this transaction have been obtained or given, as the case may be;

           (xvii) there are no security deposits other than those set forth in said Schedule "E"; and

          (xviii) there are no outstanding obligations of Seller with respect to any space previously leased or otherwise occupied by an Existing Tenant at a location other than at the Building.

      (b) Annexed hereto as Schedule "H" and made a part hereof is a list of all service, maintenance and supply contracts (collectively, "Service Contracts") relating to the Premises and all deposits of Seller held by utility companies and other persons and entities who supply goods or services in connection with the operation of the Property, and the information set forth therein is accurate as of the date hereof. If Seller has delivered a notice of termination to the vendor under any Service Contract pursuant to Section 9.02 hereof, Seller, at the Closing, shall deliver a copy of such notice to Purchaser.

      (c) With respect to any contracts referred to in Schedule "G" (payroll schedule) or Schedule "H", if there are any pending negotiations with any union or Service Contract holder which may involve retroactive increases in pay or rates, Seller agrees to reimburse Purchaser for the amount thereof with respect to any period through the date of the Closing, even though the increases may be effected after the date of the Closing.

      (d) To the best knowledge of Seller: (i) the use being made of the Premises at present is in conformity with the certificate of occupancy issued for the Premises; (ii) all required certificates and permits of such type, including, without limitation, underwriters certificates relating to electrical work, and all other building, housing, safety, fire and health certificates, approvals and permits have been issued, are in full force and effect and (except as otherwise indicated thereon) are transferable with the Premises or to Purchaser without payment; (iii) the Premises and the present use and condition thereof do not violate any deed restrictions, zoning or subdivision regulations, or urban redevelopment plans applicable to the Premises, as modified by any duly issued variances; and (iv) no action or proceeding relating to the foregoing is pending or threatened with respect to the Premises.

      (e) To the extent that an assessment that is payable in installments becomes a lien on the Premises on or before the Closing, the assessment shall be adjusted based upon the period covered thereby or, if no period is specified, upon the due date thereof.

      (f) All brokerage commissions payable by reason of the Existing Leases and/or renewals, elections not to terminate, extensions of Existing Leases or options to lease additional space or otherwise with respect to leasing transactions have been fully paid or will be paid when due by Seller, except only that (i) any brokerage commissions payable by reason of New Leases (as defined in Article 22 hereof) permitted pursuant to Article 22 hereof, which are made or entered into on or after the date of this Contract, shall be apportioned between the parties based upon the rent collectible by each party and shall be payable by Purchaser and (ii) Seller and Purchaser shall apportion any brokerage commissions payable by reason of renewals or extensions of Existing Leases or options to lease additional space exercised after the Closing pursuant to the applicable Existing Lease provisions based upon the period commencing on the rent commencement date of any such renewal or extension and ending on the expiration date of any such renewal or extension. From and after the date hereof until the Closing, Purchaser shall be the sole leasing broker for the Premises and shall have the right to charge leasing commissions at standard industry rates.

      (g) To the best of Seller's knowledge, all construction reimbursements, tenant improvement allowances and similar payments to be made by the landlord under the Existing Leases have been paid in full or will be paid in full prior to the Closing.

      (h) To the best of Seller's knowledge, the description of the Personal Property is accurate as of the date hereof and will be accurate as of the date of the Closing, subject to disposal and/or replacement of such property in the ordinary course of business.

      (i) There is no litigation pending or, to the best knowledge of Seller, threatened against Seller, the Premises or the transactions contemplated by this Contract. To the best of Seller's knowledge, there is no proceeding (zoning or otherwise) or governmental investigation pending or threatened against or relating to Seller, the Premises or the transactions contemplated by this Contract, nor, to the best knowledge of Seller, is there any basis for such action.

      (j) Seller has not received written notice of any default or breach by Seller under any of the covenants, conditions, restrictions, rights of way or easements affecting the Premises or any portion thereof; to the best knowledge of Seller, no such default or breach now exists; and, to the best knowledge of Seller, no event has occurred and is continuing which with notice and/or the passage of time would constitute a default thereunder.

      (k) No work has been performed or is in progress at, and no materials have been furnished to, the Premises or any portion thereof for which Seller is responsible and which, though not at present the subject of, might give rise to, mechanic's, materialmen's or other liens against the Premises or any portion thereof.

      (l) To the best knowledge of Seller, there are no outstanding requirements or recommendations by any insurance company that issued a policy with respect to the Premises or any part thereof, or by any Board of Fire Underwriters or other body exercising similar functions, requiring or recommending any repairs or work to be done on or to the Premises.

      (m) This Contract has been duly and validly authorized, executed and delivered by Seller and Seller has full power and authority to consummate the transactions contemplated hereby, and the Closing will not constitute a breach or violation of any contract or instrument to which Seller is a party, or by which it or any of its assets are subject or bound, or any judgment, order, writ, injunction or decree issued against or imposed upon it, or will result in a violation of any applicable law, order, rule or regulation of any governmental authority.

      (n) No person or entity has an option, right of first refusal or other preferential right to purchase the Premises or any part thereof.

      (o) No Existing Tenant has executed or delivered to Seller any promissory notes or other instruments pursuant to which an Existing Tenant is indebted to its landlord, and Seller does not own and is not holding any such notes or other instruments.

      (p) True and complete copies of all Service Contracts and any and all other instruments, documents and agreements recited in this Contract (other than documents to be executed and delivered at the Closing), and all amendments to all of the foregoing, have been delivered to Purchaser.

      (q) Seller (i) is a New York limited partnership validly existing in the State of New York, (ii) owns the fee interest in the Premises and (iii) has good and marketable title to the Personal Property.

      (r) To the best of Seller's knowledge, no fact or condition exists which would result in the termination or impairment of access to the Premises or the discontinuation of necessary sewer, water, electric, gas, telephone or other utilities or services to the Premises.

      (s) To the best of Seller's knowledge, Seller has filed with all of the applicable governmental authorities having jurisdiction over the Premises, all statements, affidavits, documents and other instruments with respect to the Premises and the operation and use thereof that are required to be filed by applicable laws, rules, regulations, and ordinances.

      (t) No air rights or development rights appurtenant to the Premises have been conveyed, transferred, granted or licensed to any third party.

      (u) To the best of Seller's knowledge, neither Seller, nor to Seller's knowledge, any other person has ever caused or permitted any Hazardous Substance (hereinafter defined) to be placed, located, spilled or otherwise disposed of on under or at the Premises or any part thereof in violation of any Environmental Laws (hereinafter defined), excluding materials used in the maintenance and operation of the Premises, such as cleaning materials. There is not now pending, nor has Seller received any notice of any threatened, investigation, action or proceeding against Seller or the Premises seeking to enforce any right or remedy under any Environmental Laws. "Hazardous Substance" shall mean any material or substance governed or regulated or defined under any local, state or Federal law, rule ordinance, code, regulation, order or decree regulating, relating to or imposing liability or standards of conduct with regard to hazardous, toxic or dangerous waste, substances or materials or regulating or governing air or water quality, the environment or environmental, health safety or hygiene ("Environmental Laws").

      (v) All of the representations, warranties and agreements set forth in
      Article 4 hereof and elsewhere in this Contract, all Exhibits and Schedules annexed hereto, or in any letter or certificate furnished to Purchaser pursuant hereto, each of which is incorporated herein by reference and made a part hereof, shall be true upon the execution of this Contract and shall be deemed repeated on and as of the date of the Closing. No such representation or warranty shall omit to state a material fact necessary to make the statements contained therein not misleading. From time to time between the date of this Contract and the Closing, to the extent that any of Seller's representations or warranties set forth in this Contract changes or becomes inaccurate, Seller shall so notify Purchaser.

      (w) Without limiting any of the rights of Purchaser elsewhere provided for in this Contract, it is agreed that the obligation of Purchaser to close under this Contract is conditioned upon, and shall be subject to, the accuracy, truthfulness and completeness of all of Seller's representations and warranties in all material respects, and the due compliance by Seller of all of its agreements set forth in Article 4 hereof and elsewhere in this Contract. If, at the Closing, any of Seller's representations or warranties are determined to be inaccurate, untrue or incomplete in any material respect, then Purchaser may elect to terminate this Contract by notice given to Seller in addition to any other remedy specifically provided herein. If this Contract is so terminated, Seller shall promptly cause the Downpayment to be refunded to Purchaser, with all interest earned thereon, and Seller shall promptly pay the cost of any survey obtained. Upon such refund and payment, this Contract shall terminate and neither party to this Contract shall have any further rights or obligations hereunder other than any arising under Article 14 hereof. Notwithstanding anything to the contrary contained in the preceding sentence, if on the date scheduled for Closing any of Seller's representations or warranties are determined to be inaccurate, untrue or incomplete in any material respect, Seller shall have the same sixty (60) days (as opposed to an additional sixty (60) days, as provided in Section
      13.01 hereof), to adjourn the Closing to correct the underlying facts of the representations or warranties in question. For the purposes of this Section, if, at the Closing, any of Seller's representations or warranties are inaccurate, untrue or incomplete in any respect, and the resulting cost, expense and/or damages that Purchaser may incur, pay or be liable for as a result of such inaccuracy, untruthfulness or incompleteness is reasonably determinable and quantifiable at the Closing and is, at the Closing determined to be, and quantified at, $25,000.00 or less in the aggregate, then such inaccuracy, untruthfulness or incompleteness shall be deemed not material. If such quantified amount in the aggregate is greater than $25,000.00 but less than $50,000.00, and any such inaccurate, untrue or incomplete representation or warranty of Seller can be made accurate, true or complete with the payment of money on or prior to the Closing, Seller shall be obligated to spend such amount in order to correct or complete such representa- tation and/or warranty on or prior to the Closing. Any amount incurred by Seller in connection with the foregoing curative action shall be deducted from and reduce the $50,000.00 Maximum Expense of Seller set forth in Schedule "D", item no. 14. Under no circumstances shall Seller be obligated to spend more than $50,000.00, in the aggregate, to cure any matter(s) set forth in this Contract and/or relating to the Premises (except as otherwise specifically provided in Insert #39A to Section 13.02 hereof and in Section 22(c) hereof), whether before, on or after the date of the Closing.

      In connection with the foregoing, at the Closing, Seller shall deposit (from the proceeds of the Purchase Price) the sum of $50,000.00 less any amount incurred by Seller in reduction of the $50,000.00 Maximum Expense set forth in Schedule "D", item no. 14 (the "Rep/Warranty Reserve"), in escrow with Greenberg Traurig Hoffman Lipoff Rosen & Quentel, P.C. ("GTHLR&Q") in order to secure Seller's obligations to cure or correct, on or after the Closing, any inaccurate, untrue or incomplete material representation or warranty of Seller (which is specifically provided in Article 26 hereof to survive the Closing and for the specific survival period therein provided), as expressly set forth above in this Section 21(w). The Rep/Warranty Reserve shall be held in one or more interest-bearing escrow accounts of GTHLR&Q for a period commencing on the date of the Closing and expiring on the earlier to occur of (i) six (6) months after the date of the Closing or (ii) December 15, 1998 ("Reserve Period I"). Proceeds from the Rep/Warranty Reserve shall be released by GTHLR&Q and used by Seller, following Seller's and Purchaser's written direction to GTHLR&Q, for the foregoing purposes. At the expiration of Reserve Period I, GTHLR&Q shall notify Seller and Purchaser in writing of GTHLR&Q's intention to release the unapplied balance of the Rep/Warranty Reserve to Seller; if Purchaser does not object to such release in writing to GTHLR&Q within five (5) business days after receipt of such notice from GTHLR&Q, GTHLR&Q shall release the proceeds of such Rep/Warranty Reserve (or that portion thereof not contested by Purchaser) to Seller. All interest earned on the Rep/Warranty Reserve shall be paid to Seller.

      Notwithstanding any provision in this Contract to the contrary, (i) the foregoing provisions of this Section 21(w) shall not affect or extend any of the survival periods, if any, set forth in Article 26 hereof (and shall not create any survival period not set forth in said Article 26) and (ii) the Rep/Warranty Reserve shall not be used to cure, satisfy or address any matter relating to "Rent Claims" or other matters covered by the "Rent Reserve" in accordance with Section 22(c) hereof unless, and to the extent that, a Rent Claim relates specifically to an Article 21 representation or warranty which relates specifically to the substance of such Rent Claim. The provisions of this Section 21(w) shall survive the Closing.

      GTHLR&Q shall be afforded the same protections of Escrowee provided in
      Section 2.05 hereof with respect to the Rep/Warranty Reserve.

22.   Seller's Obligations Under Leases

      (a) Attached hereto as Schedule "M" are the leasing criteria for new leases (the "Leasing Criteria"), acceptable to Seller and Purchaser. All such leases entered into between the date of this Contract and the Closing by Seller, as landlord, are herein referred to as the "New Leases", except that Seller's right to enter into New Leases is subject to Section 22(b) hereof. Within two (2) business days after Seller enters into a New Lease, or immediately prior to the Closing (if the New Lease is entered into within two (2) business days prior to the Closing), Seller shall deliver to Purchaser an updated Schedule "E" setting forth, with respect to each New Lease, all of the information provided for in said Schedule "E". For the purposes of the representations, warranties, covenants and conditions set forth in this Contract, immediately upon Seller's entering into a New Lease, such New Lease shall be deemed an Existing Lease, except that all of the representations and warranties that are made as of the date of this Contract shall be deemed to have been made as of the date of the New Lease. (For the purposes of this Contract, the Existing Leases and all New Leases, if any, are herein referred to, collectively, as the "Leases.") In addition, from time to time between the date of this Contract and the Closing, to the extent that any of the information set forth in the said Schedule "E" changes with respect to an Existing Lease or a New Lease, or if any of the representations or warranties set forth in this Contract with respect to a Lease changes or becomes inaccurate, Seller shall so notify Purchaser.

      (b) If Purchaser wishes to enter into a New Lease prior to the Closing, it has the authority to enter into such lease as authorized leasing agent of Seller provided the Leasing Criteria is satisfied in all material respects with respect to such New Lease. Notwithstanding anything to the contrary set forth in this Contract, if Seller wishes to enter into a New Lease prior to the Closing, Seller shall notify Purchaser of same in writing. Within three (3) business days after receipt of Seller's written notice of such proposed New Lease (which notice shall set forth the name and address of the proposed Tenant, the terms of such New Lease and the New Lease Expenses (as hereinafter defined)), Purchaser shall advise Seller in writing whether it consents to such New Lease. Purchaser shall have the right to reject such New Lease if the Leasing Criteria is not satisfied in Purchaser's reasonable judgment. If Purchaser rejects a New Lease pursuant to which the Leasing Criteria has been satisfied in Seller's reasonable judgment, then, at the Closing, Purchaser shall pay to Seller all rental and other income which Seller would have been entitled to receive pursuant to such New Lease (from the rent commencement date of the New Lease until the date of the Closing) as if such New Lease had been executed and delivered by Seller and the proposed Tenant.

      Notwithstanding anything to the contrary set forth in this Contract, from and after the date hereof, Purchaser shall be solely responsible for, and shall be the exclusive leasing agent with respect to, any New Leases and may, without the consent of Seller, enter into any New Leases and brokerage commission agreements (which shall expressly provide that such brokers shall look only to the landlord with respect to payment of such commissions) provided the Leasing Criteria is met in all material respects.

      A New Lease, where applicable, may require the landlord to pay outside real estate brokerage commissions and the cost of tenant improvements ("New Lease Expenses"). All New Lease Expenses shall be funded from the three (3) Downpayments, to the extent available, delivered on this date (and as may be supplemented at a future date in accordance with Insert #47 to Schedule "D", item no. 7) to Mandel & Resnik P.C. ("Escrowee") in connection with this Contract, the contract with respect to the Ninth Avenue Property and the contract with respect to the 30th Street Property (collectively, the "Combined Downpayment"). As funds are required to be paid for New Lease Expenses prior to the Closing, such funds shall be disbursed from the Combined Downpayment pursuant to specific written instructions signed and delivered from both Purchaser and Seller to Escrowee, and such parties hereby authorize Escrowee to release and disburse any portion of the Combined Downpayment in accordance with such instructions.

      At the Closing, all New Lease Expenses shall be assumed by Purchaser and any amount disbursed from the Combined Downpayment in connection therewith shall be added to the balance of the Purchase Price payable by Purchaser at the Closing. If the Closing does not occur due to a default by Purchaser, Purchaser shall pay to Seller (not later than ten (10) days after the scheduled date of the Closing) the amount of any New Lease Expenses disbursed from the Combined Downpayment, and such amount shall be deemed to be part of the liquidated damages due to Seller pursuant to
      Article 2 hereof. If the Closing does not occur due to any reason other than Purchaser's default hereunder, Seller shall deliver to Escrowee (not later than ten (10) days after the scheduled date of the Closing) a sum equal to the amount disbursed from the Combined Downpayment on account of New Lease Expenses. It is the intention of Purchaser and Seller that, on the date of the Closing, the entire Combined Downpayment shall equal (exclusive of interest earned) the aggregate amount originally delivered (and any amounts subsequently delivered in accordance with Insert #47 to Schedule "D", item no. 7) by Purchaser to Escrowee in connection with this Contract and the contracts relating to the Ninth Avenue Property and the 30th Street Property.

      (c) Notwithstanding anything to the contrary set forth in this Contract, Seller shall be responsible for any and all quantifiable overcharges or other quantifiable unperformed or improperly performed obligations of Seller, as landlord, with respect to rent, rent rebates, additional rent, rent adjustments, rent concessions, offsets or setoffs, escalations, services, utilities or other improper charges or unperformed or improperly performed obligations to tenants at the Premises claimed or asserted by such tenants if such claims or assertions (i) after investigation by Purchaser and Seller, are verified (and any amounts payable are quantified, and such amounts are determined to be payable in accordance with the applicable leases) by both Purchaser and Seller, in writing, in their reasonable judgment, (ii) are made by such tenants prior to December 15, 1998 and (iii) relate to any period prior to the date of the Closing (collectively, "Rent Claims"). In connection therewith, Seller shall deposit the sum of $25,000.00 (the "Rent Reserve") with GTHLR&Q at the Closing to secure Seller's obligations to pay and be responsible for approved Rent Claims which shall have resulted or will result in any rent rebates, rent adjustments, rent concessions, offsets or setoffs by landlord in favor of tenants at the Premises after the date of the Closing. The Rent Reserve shall be held in one or more interest-bearing escrow accounts of GTHLR&Q for the period coterminous with Reserve Period I ("Reserve Period II"), to be used or needed to pay Purchaser or any tenants for such approved Rent Claims. At the expiration of Reserve Period II, GTHLR&Q shall notify Seller and Purchaser in writing of GTHLR&Q's intention to release the unapplied balance of the Rep/Warranty Reserve to Seller; if Purchaser does not object to such release in writing to GTHLR&Q within five (5) business days after receipt of such notice from GTHLR&Q, GTHLR&Q shall release the proceeds of such Rent Reserve (or that portion thereof not contested by Purchaser) to Seller. All interest earned on the Rent Reserve shall be paid to Seller.

      GTHLR&Q shall be afforded the same protections of Escrowee provided in
      Section 2.05 hereof with respect to the Rent Reserve.

      (d) At the Closing, the sum of One Hundred Fifty Thousand ($150,000) Dollars shall be credited against the Purchase Price and deposited by Purchaser with Escrowee (the "FEGS Deposit"). The FEGS Deposit shall be held by Escrowee in accordance with Section 2.05 hereof and shall be released by Escrowee upon the following terms and conditions:

                  (i) If within one (1) year following the date of the Closing, the existing lease with Federation Employment and Guidance Services, Inc. ("FEGS") is renewed by Purchaser (or its successor-in-interest), Purchaser (or its successor-in-interest) shall receive the FEGS Deposit from Escrowee; or

                  (ii) If within one (1) year following the date of the Closing, the existing lease with FEGS is not renewed for any reason whatsoever, Seller shall receive the FEGS Deposit from Escrowee.

                  Either party may provide written notice to both Escrowee and the other party of its claim to the FEGS Deposit, and if Escrowee receives no written objection thereto from the other party within ten (10) business days after Escrowee's and the other party's receipt of such notice, Escrowee shall promptly deliver the FEGS Deposit to the party demanding same and thereupon Escrowee shall be released from all obligations or liability in connection therewith.

                  If there is a dispute between the parties with respect to any matter relating to the FEGS Deposit or the rights of the parties to the receipt of the FEGS Deposit, or if for any other reason Escrowee in good faith shall elect not to release and distribute the FEGS Deposit to either of the parties, Escrowee shall have the right to hold the FEGS Deposit until otherwise directed by written instructions from both parties or by a final judgment of a court (pursuant to the provisions of Section 2.05 hereof). Purchaser and Seller acknowledge that, with respect to the FEGS Deposit, Escrowee shall be entitled to all of the rights and protections afforded to it in said Section 2.05.

      (e) The provisions of this Article 22 shall survive the Closing.

23.   Additional Covenants of Seller.

      (a) Seller shall provide or cause to be provided all such services with respect to the Premises and the tenants that are now required to be provided or currently are being provided.

      (b) Seller shall maintain and keep the Premises, including mechanical equipment of every kind used in the operation thereof, in a condition at least as good as its present condition so that the same shall be in a condition at least as good as its present condition on the date of the Closing, reasonable wear and tear excepted, and Seller shall not enter into any contracts, agreements or arrangement, including Service Contracts, or extend or modify any existing contracts, agreements or arrangements, including Service Contracts, which may affect the Premises in any manner whatsoever (other than with respect to New Leases as herein provided), without Purchaser's prior consent.

      (c) No Personal Property included in this sale shall be removed from the Premises unless the same are replaced with similar items of at least equal quality prior to the Closing.

      (d) If the landlord under any Lease or Tenancy has an obligation, whether accrued or contingent, to reimburse the tenant under such Lease or Tenancy, whether by way of payment or rent credit, for any expenses incurred by such tenant, Seller shall pay to Purchaser an amount equal to such payment or credit for reimbursable expenses at the Closing, provided such expenses were or are to be incurred by such tenant prior to or after the date of the Closing. Prior to the Closing, Seller shall perform and comply with all obligations and provisions to be performed and complied with by the tenant under any take-over leases entered into in connection with the leasing of the Premises, and Seller shall indemnify Purchaser against and hold Purchaser harmless from all losses, damages, liabilities and expenses (including, without limitation, reasonable attorneys' fees and disbursements) suffered or incurred by Purchaser as a result of Seller's failure to perform and comply with such obligations and provisions.

      (e) Prior to the Closing, Seller shall make all books and records (including tenant files) relating to the ownership and operation of the Premises available to Purchaser and its accountants, attorneys and other representatives, and, upon reasonable prior notice at reasonable times, shall permit Purchaser's accountants, attorneys and other representatives to examine, audit and make copies of the same, at Purchaser's sole cost and expense. Prior to the Closing, Seller shall cooperate with Purchaser's accountants, attorneys and other representatives, shall allow such persons to make extracts from the aforesaid books and records and shall respond fully and candidly to inquiries made by such accountants, attorneys and other representatives.

      (f) After the date hereof, Seller shall request that, at the Closing, the holder of Seller's mortgage note and mortgage, upon receipt of full pay-off proceeds, assign such documents to Purchaser's designee. Seller agrees to reasonably cooperate with Purchaser and such lender in connection with the foregoing.

24.   Failure of Seller to Perform

      Except for a willful default by Seller, if Seller is unable for any reason to satisfy the conditions to Closing set forth herein, the sole remedy of Purchaser hereunder shall be the return of the Downpayment and the payment by Seller to Purchaser of the "net cost of title examination" and the cost of updating the survey for the Premises, Purchaser hereby waiving any right or claim for damages or specific performance and the right to file a lis pendens against the Premises. If Purchaser believes that any of the Sellers has wilfully defaulted under any of the three contracts described in Article 19 hereof and if Purchaser elects to commence an action against such selling partnership for specific performance with respect to the particular contract executed by such selling partnership, Purchaser must commence such action, and diligently prosecute the same, against all three of the Sellers with respect to all three of the Properties in one consolidated proceeding. If Purchaser discontinues such action at any time, Purchaser must release all three of the Sellers and their respective Properties, with prejudice, therefrom.

25.   Notices

      Except as otherwise expressly permitted in this Contract, all notices, demands, approvals, consents, requests and other communications which under the terms of this Contract, or under any statute, must or may be given or made by the parties hereto, must be in writing, and must be made either (i) by depositing such notice in the registered or certified mail of the United States of America, return receipt requested, or (ii) by delivering such notice by a commercial courier, which courier provides for delivery with receipt guaranteed, or (iii) by hand delivery, addressed to each party as follows:

            If to Purchaser:        at the address set forth on the
                                    first page of this Contract,
                                    Attention: Benjamin P. Feldman, Esq.

            With a copy to:         Greenberg Traurig Hoffman Lipoff
                                    Rosen & Quentel, P.C.
                                    Attention: Paul R. Alter, Esq.
                                    200 Park Avenue
                                    New York, New York 10166

            If to Seller:           at the address set forth on the
                                    first page of this Contract,
                                    Attention: Mr. Michael Green

            With a copy to:         Mandel & Resnik P.C.
                                    Attention: Barry H. Mandel, Esq.
                                    220 East 42nd Street - 20th Floor
                                    New York, New York 10017

            If to Escrowee:         Mandel & Resnik P.C.
                                    Attention: Barry H. Mandel, Esq.
                                    220 East 42nd Street - 20th Floor
                                    New York, New York 10017

      All notices, demands, approvals, consents, requests and other communications shall be deemed to have been delivered (i) if mailed as provided for in this Article, on the date which is three (3) business days after mailing or (ii) if sent by commercial courier, on the date which is one (1) business day after dispatching, or (iii) if sent by hand delivery, on the date of such delivery or refusal to accept same. Either party may designate by notice in writing given in the manner herein specified a new or other address to which such notice, demand, approval, consent, request or other communication shall thereafter be so given or made. A notice given by counsel for Seller or Purchaser shall be deemed a valid notice if addressed and sent in accordance with the provisions of this Article.

26.   Survival.

      Except as otherwise provided in this Contract, no representations, warranties, covenants or other obligations of Seller set forth in this Contract shall survive the Closing, and no action based thereon shall be commenced after the Closing. The representations, warranties, covenants and other obligations of Seller set forth in Sections 6.01, 6.02, 21(a) and 21(k) hereof shall survive the Closing for ninety (90) days, and no action based thereon shall be commenced after the last day of such ninety
      (90) day period. Notwithstanding anything contained in this Contract to be contrary, (i) the covenants and obligations of Seller set forth in Sections 9.05, 12.03, 14.01, 21(c), 21(f), 21(g) and 23(d) hereof shall survive the Closing indefinitely, subject to applicable statutes of limitation, and (ii) with respect to Section 21(k) hereof, the survival of Seller's representation for 90 days shall be limited to any liens filed or to be filed against the Premises resulting from work caused to be performed by Seller (and for which no tenant is responsible).

27.   Miscellaneous Provisions.

      (a) Supplementing Section 17.06 hereof, the submission of this Contract for examination shall not bind Seller in any manner or be construed as an offer to sell, and no contract or obligation of Seller or Purchaser shall arise until this instrument is executed and delivered by both Seller and Purchaser and the Downpayment has been received and collected by Escrowee.

      (b) At or prior to the Closing, Seller shall deliver an estoppel certificate (in the form annexed hereto as Exhibit "D") duly executed and delivered by each of the Existing Tenants listed on Schedule "L" hereto or, if Seller is unable to obtain and deliver such estoppel certificate from one or more of such tenants, Seller shall execute and deliver such estoppel certificate(s) in its name. Each such estoppel certificate delivered by each of the Existing Tenants shall be dated not earlier than April 1, 1998 and Seller's estoppel certificate(s) shall be dated not earlier than five (5) business days prior to the date of the Closing. In addition, Seller shall submit such estoppel certificate to all other tenants of the Building. Seller shall use its reasonable efforts to have all tenants complete, execute and deliver such estoppel certificate to Purchaser prior to the Closing; however, a tenant's failure or refusal to execute and return an estoppel certificate (in the form of Exhibit "D") or a tenant's modification of or supplement to the text of such estoppel certificate (which has been executed and returned by such tenant), shall not be deemed a default by Seller under this Contract or entitle Purchaser to terminate this Contract provided that Seller has delivered, at the Closing, substitute estoppel certificate(s) in its name as provided above.

      (c) Prior to the Closing, Seller, at Seller's election, may convert the within transfer of title to the Premises to a tax free exchange under
      Section 1031 of the Internal Revenue Code, provided that such tax free exchange in no way delays the Closing under this Contract. If Seller so elects, Purchaser, at no cost or expense to Purchaser, shall cooperate with Seller in effectuating said tax free exchange, and Seller shall indemnify and hold Purchaser harmless from and against any and all costs, expenses, damages and liabilities incurred or paid by Purchaser in connection therewith, Seller's obligation under this Section surviving the Closing.

      (d) Except as otherwise specifically set forth herein, Seller has not made and does not make, and Seller has not authorized any other party to make, any representations or other statements whatsoever as to: the use, convertibility for other use, occupancy, physical condition (including, without limitation, the presence or absence of hazardous materials in, on or about the Premises), market value, state of repair, gross or net income derived from the Premises, expenses of operation (including, without limitation, taxes assessed against the Premises), or any other matter or thing affecting or relating to the Premises or the fixtures and items of Personal Property included in this sale and Purchaser hereby expressly acknowledges that no such representations or other statements have been made by or on behalf of Seller.

      (e) Neither party shall record this Contract or any memorandum hereof. Any such filing or recordation shall be null and void ab initio. Further, any attempt by Purchaser to record this Contract as aforesaid shall be a default of Purchaser hereunder and thereupon, at Seller's option, this Contract shall be deemed terminated and Seller shall have any and all remedies for the default of Purchaser as provided herein.

      (f) For the purposes of this Contract, all representations and warranties made by Seller shall be based upon the actual knowledge of Mr. Norman Sturner and/or Mr. Neil Siderow.

28.   Inspection

      Purchaser has caused or has waived the right to cause a full and complete inspection to be made of the Premises and the Personal Property, as well as a thorough investigation regarding all matters and things relating to the Premises, including all environmental matters relating thereto. Except as otherwise set forth in this Contract, Purchaser shall take title to the Premises and any fixtures and items of Personal Property being sold therewith "AS IS" and "WHERE IS" as of the date hereof, subject to any and all conditions and defects of any nature whatsoever (including, without limitation, structural, environmental, latent and other conditions or defects) which may now or hereafter exist.

29.   Risk of Loss

      Supplementing the provisions of Article 8 hereof, the risk of loss shall be on Seller until the Closing and thereafter it shall be assumed by Purchaser. In the event of a fire or other casualty or condemnation of a material nature occurring prior to the Closing, Purchaser shall have the option of either terminating this Contract or acquiring the Premises with an abatement in the Purchase Price in an amount equal to the insurance proceeds paid in respect of the damages sustained to the Premises.

30.   Management

      Seller shall cancel, on or before the date of the Closing, any and all management agreements applicable to the Premises and such cancellation shall be a condition precedent to Purchaser's obligation to purchase the Premises.

31.   Rent Arrears

      As to prior rent arrears, Purchaser shall receive the first rents from tenants in arrears as a trust fund for prompt remission to Seller in payment of such tenant's arrears. However, if a court of competent jurisdiction shall have finally determined that any tenant in arrears is entitled to a rent abatement with respect to any portion of prior rent arrears, the payment due to Seller pursuant to the immediately preceding sentence shall be appropriately adjusted. The provisions of this Article shall survive the Closing.

32.   Termination of Tenancies

      (a) If any tenant shall fail to comply with the provisions of any lease or other agreement affecting the Premises, or any part thereof, prior to the Closing, Seller shall have the right to commence summary proceedings against such tenant(s) in the event of non-payment of rent, and to prosecute such proceedings to money judgment (but not a judgment of possession) after the Closing (with Purchaser's cooperation, at no cost to Purchaser if such action relates to unpaid rents due exclusively to Seller for any period(s) prior to the Closing).

      (b) Seller makes no representation and assumes no responsibility with respect to continued occupancy of the Premises or any part thereof by any tenant or tenants now in possession. Prior to the Closing, (i) Seller shall not settle any suit, action or proceeding commenced to enforce the collection of rents or Additional Rents due Seller from past, present or future tenants of the Building without obtaining Purchaser's prior consent (which consent shall not be unreasonably withheld or delayed) if such settlement would materially adversely affect Purchaser's rights, after the Closing, in any respect; and (ii) Seller shall be entitled, but not obligated, to enforce the rights under any lease or any tenancy by summary proceedings or otherwise; however, Seller shall not terminate any lease without Purchaser's prior consent.

33.   Title Objections.

      Purchaser shall order a title report and a full lien and municipal search with respect to the Premises promptly upon execution of this Contract, and shall instruct its title company to deliver a copy of the title report and all title documents and title updates and continuations to be delivered to Mandel & Resnik P.C., 220 East 42nd Street - 20th Floor, New York, New York 10017, Attention:
      Barry H. Mandel, Esq., at the time such documents and information are delivered to Purchaser and/or its counsel. All objections to title must be submitted by Purchaser in writing to Mandel & Resnik P.C. promptly following Purchaser's receipt of a title report and each title update or continuation, but not less than ten (10) days prior to the date of the Closing set forth herein. All objections not so submitted to Seller's counsel shall be deemed waived by Purchaser, except with respect to any matters of title initially disclosed to Purchaser and Seller within such 10-day period (in which event any objections to title shall be communicated to Seller's counsel not later than the second business day following receipt, so long as such second business day precedes the date of the Closing). Any attempt by Seller to cure an objection shall not be construed as an admission by Seller that such objection is one which would give Purchaser the right to cancel this Contract.

                                        NASSAU STREET PARTNERS

                                        BY: MURRAY HILL ASSOCIATES XVI, INC.
                                            General Partner


                                            By: /s/ Neil Siderow
                                               -----------------------------
                                               Neil Siderow,
                                               President

                                        SL GREEN OPERATING PARTNERSHIP, L.P.,

                                        BY: SL GREEN REALTY CORP.,
                                            General Partner


                                            By: /s/ Steven H. Klein
                                               -----------------------------
                                               Steven H. Klein,
                                               Executive Vice President

                        LIST OF SCHEDULES AND EXHIBITS

                                116 Nassau Street

      Schedule    A     -     Legal Description of Premises
      Schedule    B     -     Permitted Exceptions
      Schedule    C     -     Purchase Price
      Schedule    D     -     Miscellaneous Information
      Schedule    E     -     Existing Leases, Rent Roll and
                                Security Deposits
      Schedule    F     -     Insurance
      Schedule    G     -     Pay Roll/Employees
      Schedule    H     -     Service Contracts
      Schedule    I     -     Certain Pending Transactions for
                              which Purchaser may be Obligated to Pay
                                a Brokerage Commission
      Schedule    J     -     Personal Property
      Schedule    K     -     Operating Statements
      Schedule    L     -     List of Existing Tenants
                                for Estoppel Certificates
      Schedule    M     -     Leasing Criteria

      Exhibit A         -     Assignment and Assumption of Leases
                                and Security Deposits
      Exhibit B         -     Assignment and Assumption of
                                Contracts
      Exhibit C         -     Form of Notice to Tenants
      Exhibit D         -     Tenant Estoppel Certificate

                                   Schedule A

                          Legal Description of Premises

ALL that certain plot, piece or parcel of land, situate, lying and being in the Borough of Brooklyn, County of Kings, City and State of New York, bounded and described as follows:

BEGINNING at the corner formed by the intersection of the Southerly side of Nassau Street with the Easterly side of Jay Street;

THENCE RUNNING Easterly along the Southerly side of Nassau Street 176 feet 1 inch to land now or late of Henry Barclay, Jr.;

THENCE Southerly parallel with Jay Street and along said land of Henry Barclay Jr. 100 feet;

THENCE Westerly parallel with Nassau Street 91 feet 4 inches;

THENCE Northerly parallel with Jay Street 6 feet;

THENCE Westerly nearly parallel with Nassau Street and part of the distance through a party wall 84 feet 9 inches to a point on the Easterly side of Jay Street 93 feet 10 inches Southerly from the Southeasterly corner of Nassau and Jay Street;

THENCE Northerly along the Easterly side of Jay Street 93 feet 10 inches to the corner, the point or place of Beginning.

Premises known as:  116-132 Nassau Street a/k/a 199-201 Jay
                    Street, Brooklyn, NY.
                    Block 107
                    Lot 9

                                   Schedule C
                                 PURCHASE PRICE

The Purchase Price shall be paid as follows:

(a) By check subject to collection or

 by wire transfer, the receipt of which

 is hereby acknowledged by Seller:            $500,000.00
                                              ------------

(b) By check, checks or wire transfer

 delivered to Seller at Closing in accordance

 with the provisions of Section 2.02:      $10,000,000.00
                                           --------------

                                           --------------
Purchase Price                             $10,500,000.00
                                           ==============

                                   Schedule D
                                 MISCELLANEOUS

1. Title insurer designated by the parties (ss.1.02):

2.

3.

4.

5. Seller's tax identification number (ss.2.05):

6. Purchaser's tax identification number (ss.2.05):

7. Scheduled time and date of Closing (ss.3.01): [INSERT 47]

8. Place of Closing (ss.3.01): [INSERT 48]

9. Assessed valuation of Premises (ss.4.10): [INSERT 48A]

10.   Fiscal year and annual real estate taxes on Premises (ss.4.10):
      $111,697.36

11.   Tax abatements or exemptions affecting Premises (ss.4.10): None

12.   Assessments on Premises (ss.4.13): None

14.   Maximum Expense of Seller to cure title defects, etc. (ss.13.02): [INSERT
      49]

15. Broker, if any (ss.14.01): Murray Hill Properties Corp.

16.   Party to pay broker's commission (ss.14.01): Seller

19.   Additional Schedules or Riders (ss.17.08):
                                  See attached

                                   Schedule E
                                 RENT SCHEDULE
                          (to be attached separately)